OYO GEOSPACE	News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2012 THIRD QUARTER RESULTS

Houston, Texas - August 2, 2012 - OYO Geospace (NASDAQ: OYOG) today announced net income of $10.7 million, or $1.67 per diluted share, on revenues of $55.2 million for its quarter ended June 30, 2012. This compares with a net income of $9.2 million, or $1.44 per diluted share, on revenues of $46.4 million in the comparable quarter last year. The third quarter of fiscal year 2012 was the second best quarter in the company's history - second only to the previous quarter ended March 31, 2012.

For the nine months ended June 30, 2012, OYO Geospace recorded sales of $154.7 million and net income of $30.9 million, or $4.80 per diluted share. For the comparable period last year the company recorded sales of $140.2 million and net income of $26.1 million, or $4.15 per diluted share.

"We are pleased with the company's performance in the third quarter ended June 30, 2012. For the third quarter, we reported wireless product revenues of $28.9 million compared to $21.5 million of revenues in the second quarter of fiscal year 2012 and $20.5 million of revenues in the third quarter of fiscal year 2011. During the third quarter, we sold over 30,000 wireless channels bringing our total sold channel count to 144,000 channels. At June 30, 2012, our rental fleet contained 52,000 wireless channels. Quoting activity for both sales and rentals of our wireless products is robust and efforts are being made to increase production in order to meet this anticipated future demand," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"We are also pleased to announce that we shipped 2,400 channels of our new OBX wireless seabed nodal system for rental to a new customer late in the third quarter. In addition, we have received a rental commitment from another new customer for an additional 2,000 channels of the OBX nodal system which may be shipped in the fourth quarter. We are encouraged about customer interest in this new product line and have additional quotes outstanding."

"Our traditional seismic exploration product sales in the third quarter ended June 30, 2012 were $17.2 million compared to $22.2 million in the second quarter of fiscal year 2012 and $16.1 million in last year's third quarter. The sequential decline in quarterly sales of these products is primarily attributable to a very robust demand for our marine products in the second quarter of fiscal year 2012."

"Sales of our seismic reservoir products were $1.9 million for the third quarter ended June 30, 2012 compared to $5.0 million in the second quarter of fiscal year 2012 and $3.2 million in last year's third quarter. Quarterly demand for these products continues to be lumpy; however, we are expecting sales of these products to return to normal historical levels in the fourth quarter of fiscal year 2012. The $14.9 million permanent seabed system ordered by Shell Brasil Petroleo Ltda remains scheduled for delivery in the first quarter of fiscal year 2013."

Sales of our non-seismic industrial and thermal solutions products were $7.1 million for the third quarter ended June 30, 2012 compared to $7.3 million in the second quarter of fiscal year 2012 and $6.3 million in last year's third quarter. Demand for our non-seismic products continues to remain strong and is outpacing last year's record sales pace."

"Due to anticipated strong demand for our products, and in particular our wireless land and OBX nodal seabed products, we are operating at full capacity in several key manufacturing operations at our Houston-based facility. To meet this increased demand, we have added 93 new full-time employees to our Houston operation since the beginning of fiscal year 2012. We are also reviewing other alternatives for increasing our production output."

"We concluded the quarter with $67.6 million of cash/short-term investments, no long-term debt and total liquidity of $92.4 million, which includes borrowing availability under our bank line of credit."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Sales	$ 55,201	$ 46,368	$ 154,715	$ 140,165
Cost of sales	32,238	25,812	86,034	78,832
Gross profit	22,963	20,556	68,681	61,333

Operating expenses:
Selling, general and administrative	4,838	4,114	14,484	13,864
Research and development	2,800	2,820	9,198	8,985
Bad debt expense (recovery)	(279)	112	325	145
Total operating expenses	7,359	7,046	24,007	22,994

Gain (loss) on disposal of equipment	(3)	1	(3)	17

Income from operations	15,601	13,511	44,671	38,356

Other income (expense):
Interest expense	(76)	--	(119)	(43)
Interest income	118	37	561	166
Foreign exchange gains (losses)	(9)	(10)	284	36
Other, net	(47)	(2)	(55)	(39)
Total other income (expense), net	(14)	25	671	120

Income before income taxes	15,587	13,536	45,342	38,476
Income tax expense	4,851	4,329	14,491	12,354

Net income	$ 10,736	$ 9,207	$ 30,851	$ 26,122

Basic earnings per common share	$ 1.68	$ 1.47	$ 4.85	$ 4.23

Diluted earnings per common share	$ 1.67	$ 1.44	$ 4.80	$ 4.15

Weighted average common shares outstanding - Basic	6,374,083	6,257,336	6,363,126	6,180,576
Weighted average common shares outstanding - Diluted	6,441,224	6,375,156	6,426,185	6,293,804